As filed with the Securities and Exchange Commission July 6, 2022

Registration No. 333-255819
Registration No. 333-179955
Registration No. 333-232088
Registration No. 333-123692
Registration No. 333-170810
Registration No. 333-82680
Registration No. 333-34270
Registration No. 333-34272

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-255819
Post-Effective Amendment No. 3 to Form S-8
Registration Statement No. 333-179955
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-232088
Post-Effective Amendment No. 2 to Form S-8
Registration Statement No. 333-123692
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-170810
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-82680
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-34270
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-34272

UNDER
THE SECURITIES ACT OF 1933

CMC MATERIALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-4324765
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 North Commons Drive
Aurora, Illinois 60504
(630) 375-6631
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CMC Materials, Inc. 2021 Omnibus Incentive Plan
Cabot Microelectronics 2012 Omnibus Incentive Plan
Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (as amended)
Cabot Microelectronics Corporation 2007 Employee Stock Purchase Plan
Second Amended And Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan
Cabot Microelectronics Corporation Amended And Restated 2000 Equity Incentive Plan
Cabot Microelectronics Corporation Employee Stock Purchase Plan,
Cabot Microelectronics Corporation 2000 Equity Incentive Plan

(Full title of the Plans)

Joseph Colella, Esq.
Senior Vice President, General Counsel and Secretary
Entegris, Inc.
as successor by merger to CMC Materials, Inc.
129 Concord Road
Billerica, MA 01821
(978) 436-6500

(Name, address and telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by CMC Materials, Inc. (the “Registrant” or “CMC Materials”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of CMC Materials common stock, par value $0.001 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•
Registration Statement on Form S-8, File No. 333-255819, filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2021, registering 454,907 Shares issuable in connection with the CMC Materials, Inc. 2021 Omnibus Incentive Plan;

•
Registration Statement on Form S-8, File No. 333-232088, filed with the Commission on June 13, 2019, registering 43,443 Shares issuable in connection with the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (as amended);

•
Registration Statement on Form S-8, File No. 333-179955, filed with the Commission on March 7, 2012, as amended by that certain Post Effective Amendment No. 1 filed with the Commission on March 8, 2012 and further amended by that certain Post Effective Amendment No. 2 filed with the Commission on May 6, 2021, registering 4,934,444 Shares issuable in connection with the CMC Materials, Inc. 2021 Omnibus Incentive Plan and the CMC Materials, Inc. 2012 Omnibus Incentive Plan;

•
Registration Statement on Form S-8, File No. 333-170810, filed with the Commission on November 24, 2010, registering 500,000 Shares issuable in connection with the Cabot Microelectronics Corporation 2007 Employee Stock Purchase Plan;

•
Registration Statement on Form S-8, File No. 333-123692, filed with the Commission on March 30, 2005, as amended by that certain Post Effective Amendment No. 1 filed with the Commission on July 23, 2012, registering 3,000,000 Shares issuable in connection with the Second Amended And Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan;

•
Registration Statement on Form S-8, File No. 333-82680, filed with the Commission on February 13, 2002, registering 3,000,000 Shares issuable in connection with the Cabot Microelectronics Corporation Amended And Restated 2000 Equity Incentive Plan;

•
Registration Statement on Form S-8, File No. 333-34270, filed with the Commission on April 7, 2000, registering 475,000 Shares issuable in connection with the Cabot Microelectronics Corporation Employee Stock Purchase Plan; and

•
Registration Statement on Form S-8, File No. 333-34272, filed with the Commission on April 7, 2000, registering 3,500,000 Shares issuable in connection with the Cabot Microelectronics Corporation Amended And Restated 2000 Equity Incentive Plan.

On December 14, 2021, the Registrant entered into an Agreement and Plan of Merger, dated as of December 14, 2021, by and among the Registrant, Entegris, Inc., a Delaware corporation (“Entegris”), and Yosemite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Entegris (“Merger Sub”), pursuant to which, on July 6, 2022, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger and becoming a wholly owned subsidiary of Entegris.

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica, State of Massachusetts, on July 6, 2022.

CMC MATERIALS, INC.

By:	/s/ Joseph Colella
Name:	Joseph Colella
Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.